EXECUTION COPY

EXHIBIT 10.2

Amendment No. 1
to NOTE AND WARRANT PURCHASE Agreement

This Amendment No. 1 to Note and Warrant Purchase Agreement is dated as of April 12, 2013 (this “Agreement”), and is between CTI Industries Corporation, an Illinois corporation (the “Company”) and BMO PRIVATE EQUITY (U.S.), INC., a Delaware corporation (the “Purchaser”).

The Company and the Purchaser entered into a Note and Warrant Purchase Agreement dated as of July 17, 2012 (the “Purchase Agreement”), under which the Company has extended certain credit facilities to the Company.

In connection with the Purchase Agreement, the Company executed a Senior Secured Subordinated Promissory Note dated July 17, 2012 (the “Note”), under which, among other things, the Company promised to pay the Note Amount to the Purchaser on the terms and conditions therein.

The parties now desire to amend the Purchase Agreement in certain respects.

The parties therefore agree as follows:

1.          Definitions. Defined terms used but not defined in this Agreement are as defined in the Purchase Agreement.

2.          Limited Waiver. (a) The Company has informed the Purchaser (1) that the Company’s Senior Leverage Ratio as of the last day of the fiscal quarter ending March 31, 2013, was or is expected to be, in each case, greater than 3.40 to 1.00, the maximum permitted level for that ratio set forth in section 8.23(a) of the Purchase Agreement; and (2) that the Company’s Total Leverage Ratio as of the last day of the fiscal quarter ending December 31, 2012, and as of the last day of the fiscal quarter ending March 31, 2013, was or is expected to be, in each case, greater than 5.10 to 1.00, the maximum permitted level for that ratio set forth in section 8.23(b) of the Purchase Agreement. The Company acknowledges that an Event of Default has occurred and is continuing or would occur as a result of each such financial-covenant violation (the “Subject Event of Default”). The Company further acknowledges that each Subject Event of Default entitles the Purchaser to exercise its rights and remedies under the Purchase Agreement, applicable law, or otherwise. The Company has therefore requested that the Purchaser waive each Subject Event of Default. The Company acknowledges that but for the terms of this Agreement all obligations under the Purchase Agreement and each of the other Operative Documents would be immediately due and payable upon the occurrence of any Subject Event of Default. In addition, the Company acknowledges that the Purchaser has incurred reasonable attorneys’ fees in connection with the Subject Event of Default and that those costs, fees, and expenses are recoverable by the Purchaser under the Purchase Agreement.

(b)          The Purchaser hereby waives each Subject Event of Default and the Purchaser’s remedies under the Purchase Agreement with respect to each Subject Event of Default. This limited waiver is to be narrowly construed. Except as provided in this Agreement, this limited waiver neither extends to any other violations under, or default of, the Purchase Agreement nor prejudices any rights or remedies that the Purchaser might have or be entitled to with respect to any such other violations or defaults.

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3.          Amendments to Purchase Agreement. (a) The definition of “EBITDA” in section 5.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“           “EBITDA” means, with reference to any period, (a) Net Income of the Company and its Subsidiaries, on a consolidated basis, for such period minus (b) amounts added in arriving at such Net Income for such period in respect of exchange-rate gains during such period plus (c) all amounts deducted in arriving at such Net Income for such period in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period, and (iv) exchange-rate losses during such period.”

(b)          The definition of “Total Funded Debt” in section 5.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“           “Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Subsidiaries, on a consolidated basis, at such time, plus all Indebtedness for Borrowed Money of any other person or entity which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss. For purposes of this Agreement, “Total Funded Debt” does not include any Excluded Flexo VIE Debt or the Subordinated Debt owing to John H. Schwan and Stephen M. Merrick described in Section 8.7(f).”

(c)          Section 8.23(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“           (a)          Senior Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Senior Leverage Ratio for the four fiscal quarters of the Company then ended to be more than the amount set forth below for such fiscal quarter:

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Fiscal Quarter Ending	Level
June 30, 2013, and September 30, 2013	3.60 to 1.00
December 31, 2013	3.30 to 1.00
March 31, 2014	3.05 to 1.00
June 30, 2014, and each fiscal quarter thereafter	2.75 to 1.00

(d)          Section 8.23(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“           (b)          Total Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Total Leverage Ratio for the four fiscal quarters of the Company then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
June 30, 2013, and September 30, 2013	5.50 to 1.00
December 31, 2013	4.95 to 1.00
March 31, 2014	4.70 to 1.00
June 30, 2014, and each fiscal quarter thereafter	4.60 to 1.00

4.            Fee. As consideration for the limited waiver and the amendments to the Purchase Agreement to be effected by this Agreement, the Company shall pay to the Purchaser a fee in the amount of $12,500, which fee is fully earned upon the execution of this Agreement by the Purchaser, due and payable upon the execution and delivery of this Agreement by the Company to the Purchaser, and nonrefundable once paid.

5.           Representations and Warranties. To induce the Purchaser to enter into this Agreement, the Company hereby represents to the Purchaser as follows:

(1)         that the Company is duly authorized to execute and deliver this Agreement and is and will continue to be duly authorized to borrow monies under the Purchase Agreement, as amended by this Agreement, and to perform its obligations under the Purchase Agreement, as amended by this Agreement;

(2)         that the execution and delivery of this Agreement and the performance by the Company of its obligations under the Purchase Agreement, as amended by this Agreement, do not and will not conflict with any provision of law or of the articles of organization or operating agreement of the Company or of any agreement binding upon the Company;

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(3)         that the Purchase Agreement, as amended by this Agreement, is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies;

(4)         that the representation and warranties set forth in section 6 of the Purchase Agreement, as amended by this Agreement, are true and correct with the same effect as if those representations and warranties had been made on the date hereof, except that all references to the financial statements mean the financial statements most recently delivered to the Purchaser and except for changes specifically permitted under the Purchase Agreement, as amended by this Agreement;

(5)         that the Company has complied with and is in compliance with all of the covenants set forth in the Purchase Agreement, as amended by this Agreement, including the covenants stated in section 8 of the Purchase Agreement, other than in respect of the Subject Events of Default; and

(6)         that as of the date of this Agreement no Default and no Event of Default under section 10 of the Purchase Agreement, as amended by this Agreement, has occurred or is continuing, other than the Subject Events of Default.

6.          Conditions. The effectiveness of this Agreement is subject to satisfaction of the following conditions:

(1)         that the Purchaser has received the following:

(A)         a copy of this Agreement, duly executed by the parties;

(B)         a copy of the amendment to the Senior Credit Agreement and each of the other documents required to be delivered in accordance with Section 7 of that amendment, each duly executed by all applicable Persons;

(C)         a copy of the amended and restated Junior Subordination Agreement, duly executed by all applicable Persons;

(D)         a copy of each replacement Subordinated Debt Document, duly executed by all applicable Persons;

(E)         a copy of a reaffirmation of the Subsidiary Guaranty of CTI Helium, duly executed by all applicable Persons; and

(F)         all other documents, certificates, resolutions, and opinions of counsel as the Purchaser requests;

(2)         that the Company has paid, and the Purchaser has received, the fee described in section 4; and

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(3)         that all legal matters incident to the execution and delivery of this Agreement are satisfactory to the Purchaser and its counsel.

7.          Post-Closing Matters.

(a)          The Company shall deliver to the Purchaser within 15 days after the date of this Agreement (or any later date to which the Purchaser agrees in writing) a lien-waiver agreement, in form and substance satisfactory to the Purchaser, from the landlord of the Company’s leased premises at 800 N. Church Street, Lake Zurich, Illinois.

(b)          The Company hereby acknowledges (1) that default in the observance or performance of the covenant set forth in Section 7(a) will constitute an Event of Default under the Purchase Agreement; and (2) that no grace or cure period will apply in respect of any such default in the observance or performance of any such covenant.

8.          General. (a) This Agreement and the rights and duties of the parties hereto are governed by, and are to be construed in accordance with, the internal laws of State of Illinois without regard to principles of conflicts of laws. Wherever possible each provision of the Purchase Agreement and this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Purchase Agreement and this Agreement is prohibited by or invalid under any such law, that provision will be deemed ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of the Purchase Agreement and this Agreement.

(b)          This Agreement is an Operative Document.

(c)          This Agreement binds each party and their respective successors and assigns, and this agreement inures to the benefit of each party and the successors and assigns of the Purchaser.

(d)          Except as specifically modified or amended by the terms of this Agreement, the terms and provisions of the Purchase Agreement, the Note and the other Operative Documents are incorporated by reference herein and in all respects continue in full force and effect. The Company, by execution of this Agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions contained in the Purchase Agreement and the other Operative Documents to which it is a party.

(e)          Each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Purchase Agreement in any and all instruments or documents delivered in connection therewith, are deemed to refer to the Purchase Agreement, as amended by this Agreement.

(f)          The Company shall pay all costs and expenses in connection with the preparation of this Agreement and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who are employees of the Purchaser or any affiliate or parent of the Purchaser. The Company shall pay any and all stamp and other taxes, UCC search fees, filing fees, and other costs and expenses in connection with the execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder, and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

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(g)          The Company hereby waives and releases any and all current existing claims, counterclaims, defenses, or set-offs of every kind and nature which it has or might have against the Purchaser arising out of, pursuant to, or pertaining in any way to the Purchase Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this Agreement. The Company hereby further covenants and agrees not to sue the Purchaser or assert any claims, defenses, demands, actions, or liabilities against the Purchaser arising out of, pursuant to, or pertaining in any way to the Purchase Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this Agreement.

(h)          The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.

[Signature pages follow]

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(Signature Page to Amendment No. 1 to Note and Warrant Purchase Agreement)

The parties are signing this Amendment No. 1 to Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

CTI INDUSTRIES CORPORATION

By:
Name:
Title:

BMO PRIVATE EQUITY (U.S.), INC.

By:
Name:
Title: